Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Tritium DCFC Limited has one class of equity securities and one class of warrants registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also have a class of Financing Warrants (as defined below) which are exercisable into our ordinary shares. References herein to “we,” “us,” “our” and the “Company” refer to Tritium DCFC Limited and not to any of its subsidiaries.

The following description of our securities and certain provisions of our constitution are summaries and are qualified in their entirety by reference to the full text of our constitution, the Warrant Assignment and Assumption Agreement and Amended & Restated Warrant Agreement with Computershare Inc. and Computershare Trust Company, dated January 13, 2022 (the “A&R Warrant Agreement”), the Warrant Agreement with Computershare Inc. and Computershare Trust Company, dated September 2, 2022 (the “Financing Warrant Agreement”), and the Securities Purchase Agreement with the investor signatory thereto, dated September 12, 2023 (as amended, the “Securities Purchase Agreement”), which have been publicly filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read our constitution, A&R Warrant Agreement, Financing Warrant Agreement, Securities Purchase Agreement, and the applicable provisions of the Australian law. Terms not defined in this Exhibit 2.1 shall have the meaning ascribed to them in our constitution, the A&R Warrant Agreement, the Financing Warrant Agreement, the Securities Purchase Agreement, the Registration Statement on Form F-1, filed with the SEC on February 11, 2022, the Registration Statements on Form F-3, filed with the SEC on March 10, 2023 and this Annual Report on Form 20-F, as applicable.

Share Capital

As of September 20, 2023, our issued capital consists of 169,039,085 ordinary shares of the Company, no par value (“Ordinary Shares”), 9,268,131 warrants to purchase Ordinary Shares (“Warrants”), 0 warrants to purchase Ordinary Shares pursuant to the Financing Warrant Agreement (“Financing Warrants”) and 26,595,745 Series A Convertible Redeemable Preference Shares, no par value per share, and with stated value equal to $1.00 per share (“Preference Shares”),.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

Our Ordinary Shares are not redeemable and do not have any preemptive rights.

Meetings of Shareholders and Voting Rights

Under Australian law, we are required to hold an annual general meeting at least once every calendar year and within five months after the end of its financial year. All meetings, other than the annual general meeting of shareholders, are referred to in our constitution as “general meetings.” Our board of directors may call general meetings of our shareholders whenever it sees fit, at such time and place, as it may determine. In addition, our board of directors is obliged to call a general meeting, if requested to do so, by our shareholders with at least 5% of votes that may be cast at the general meeting.

At a general meeting of our company, every shareholder of our company present in person or by proxy, attorney or representative, has one vote on a show of hands and, on a poll, one vote for each Ordinary Share held. On a poll, every shareholder of our company (or his or her proxy, attorney or representative) is entitled to one vote for each fully paid Ordinary Share held and, in respect of each partly paid Ordinary Share, is entitled to a fraction of a vote equivalent to the proportion in which the amount paid up (not credited) on that partly paid Ordinary Share bears to the total amounts paid and payable (excluding amounts credited) on that Ordinary Share. The chairperson has a casting vote.

Dividends

Subject to the Australian Corporations Act 2001 (Cth) (the “Corporations Act”), our constitution and any special terms and conditions of issue, our board of directors may, from time to time, resolve to pay a dividend or declare any interim, special or final dividend as, in their judgement, the financial position of our company justifies.

Our board of directors may fix the amount, time and method of payment of the dividends. The payment, resolution to pay, or declaration of a dividend does not require any confirmation by a general meeting.

Our constitution contains a provision allowing our board of directors, on the terms and conditions they think fit, to establish, amend, suspend or terminate a dividend reinvestment plan (under which the whole or any part of any dividend or interest due to members may be applied in subscribing for Ordinary Shares).

Notices

Every shareholder of our company is entitled to receive notice of and, except in certain circumstances, attend and vote at our general meetings and to receive all notices, accounts and other documents required to be sent to our shareholders under our constitution, the Corporations Act and the Listing Rules of the Nasdaq Stock Market LLC (“Nasdaq”). Under the Corporations Act, at least 21 days’ notice of meeting must be given to our shareholders. While we are listed on Nasdaq, notice must be given within any time limits prescribed by the Listing Rules of Nasdaq.

Transfer of Our Ordinary Shares

Subject to our constitution and to any restrictions attached to any Ordinary Share or classes of shares, our Ordinary Shares may be transferred by DTC transfer or by written transfer in any usual form or in any form approved by our board of directors and permitted by the Corporations Act. Our board of directors may, in circumstances permitted by our constitution or the Listing Rules of Nasdaq, decline to register a transfer of Ordinary Shares. If our board of directors decline to register a transfer, we must give the party lodging the transfer written notice of the refusal and the reason for refusal.

Issue of Our Ordinary Shares

Subject to our constitution and the Corporations Act and any special rights conferred on the holders of any shares or class of shares, our board of directors may issue shares, reclassify or convert shares, cancel or otherwise dispose of shares, or grant options over unissued shares to any person and they may do so at such times and on the conditions they think fit. The shares may be issued with preferred, deferred or special rights, or special restrictions about dividends, voting, return of capital, participation in the property of our company on a winding up or otherwise as our board of directors see fit.

Issue of Preference Shares

We may issue preference shares, including preference shares which are, or at the option of us or a holder are, liable to be redeemed or converted into Ordinary Shares. The rights attaching to preference shares are those set out in our constitution.

Winding Up

If we are wound up, then subject to our constitution and to the rights or restrictions attached to a class of shares, any surplus assets must be divided among our shareholders in proportion to the shares held by them (irrespective of the amounts paid or credited as paid on the shares), less any amounts which remain unpaid on these shares at the time of distribution.

Variation of Class Rights

Subject to the Corporations Act and the terms of issue of a class of shares, wherever the capital of our company is divided into different classes of shares, the rights attached to any class of shares may be varied with:

●	the written consent of the holders of at least three quarters of the issued shares in the particular class; or
●	the sanction of a special resolution passed at a separate meeting of the holders of shares in that class.

Our Board of Directors – Appointment and Retirement

Under our constitution, the number of our board of directors shall be a minimum of three directors and a maximum of 12 directors or such lower number as we resolve to authorize at a general meeting. Our directors are elected or re-elected by resolution by our shareholders at our general meetings.

Our board of directors may also appoint a director to fill a casual vacancy on our board or in addition to the existing directors, who will then hold office until our next annual general meeting and is then eligible for election at that meeting.

No director of our company may hold office without re-election for more than three years or past the third annual general meeting following the meeting at which the director was last elected or re-elected (whichever is later).

Our Directors – Voting

Questions arising at a meeting of our board of directors will be decided by a majority of votes of the directors present at the meeting and entitled to vote on the matter. In the case of an equality of votes on a resolution, the Chair of the meeting has a second or casting vote.

A written resolution of our board of directors may be passed without holding a meeting, if all of our directors sign or assent to the resolution (other than our directors permitted not to vote on the resolution in accordance with the terms of our constitution).

Powers and Duties of Our Directors

Our board of directors are responsible for managing our business and may exercise all the powers of us, which are not required by law or by our constitution, to be exercised by us in general meeting.

Indemnification of Directors and Officers

We, to the extent permitted by law, must indemnify each person who is a current or former director of our company, officer or secretary of our company, and such other officers or former officers of our company as our directors in each case determine, against any losses or liability incurred by that person as an officer of our company.

We, to the extent permitted by law, may enter into and pay premiums on a contract insuring any person who is a current or former director of our company, officer or secretary of our company, and such other officers or former officers of our company as our directors in each case determine, against any liability incurred by the person as an officer or auditor of our company.

Amendment

Our constitution may only be amended in accordance with the Corporations Act, which requires a special resolution passed by at least 75% of our shareholders present (in person or by proxy, attorney or representative) and entitled to vote on the resolution at a general meeting of our company. Under the Corporations Act, we must give at least 21 days’ written notice of our intention to propose a resolution as a special resolution. While we are listed on Nasdaq, notice must be given within any time limits prescribed by the Listing Rules of Nasdaq.

Takeover Provisions

The takeover provisions in Chapter 6 of the Corporations Act restrict acquisitions of shares in listed companies, and unlisted companies with more than 50 members, if the acquirer’s (or another party’s) a relevant interest in voting shares would increase to above 20%, or would increase from a starting point that is above 20% and below 90%, unless certain exceptions apply.

Certain Disclosure Obligations

We are subject to continuous disclosure obligations under the Corporations Act. This requires us to disclose to the Australian Securities and Investments Commission (“ASIC”) information not generally available that a reasonable person would expect to have a material effect on the price or value of its securities. We take all actions necessary to comply with our continuous disclosure obligations under the Corporations Act.

Reporting Under Australian Law

We are subject to financial reporting obligations under the Corporations Act. This requires us to prepare, audit and lodge with ASIC half-year and annual reports.

Periodic Reporting Under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the Listing Rules of Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq listing standards. Subject to certain exceptions, the Listing Rules of Nasdaq permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of Nasdaq.

Additionally, because we qualify as a “foreign private issuer” under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

Listing of Our Securities

Our Ordinary Shares and Warrants are listed under the ticker symbols “DCFC” and “DCFCW,” respectively.

Certain Insider Trading and Market Manipulation Laws

Australian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

We have adopted an insider trading policy. This policy provides, among other things, rules on transactions by members of our board of directors and our employees in our Ordinary Shares or in financial instruments, the value of which is determined by the value of the shares.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security”

includes not just equity securities, but any security (e.g., derivatives). Thus, our board of directors, officers and other employees may not purchase or sell shares or other securities of our company when he or she is in possession of material, non-public information about our company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about our company.

Australia

The Australian securities laws generally prohibits any person from trading in a financial product while in possession of information which is not generally available and, if it were, would be likely to have a material effect on the price or value of the financial product. The insider trading laws cover not only those who trade based on material, non-public information, but also those who directly or indirectly communicate material non-public information to someone who they think might trade, enter into agreements to trade or get another person to trade. A “financial product” includes not only equity securities, but any financial product (e.g., derivatives, debentures). Thus, our board of directors, officers and other employees may not purchase or sell shares or other securities of our company when he or she is in possession of material, non-public information about our company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about our company.

Rule 144

All our Ordinary Shares and Warrants received by Decarbonization Plus Acquisition Corporation II, a Delaware corporation (“DCRN”) stockholders and Tritium Holdings Pty Ltd. shareholders in the Business Combination (as defined in the registration statement on Form F-1) are freely tradable, except that our Ordinary Shares and Warrants received in the Business Combination by persons who become affiliates of our company for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of our company generally include individuals or entities that control, are controlled by or are under common control with, us and may include the directors and executive officers of our company as well as our principal shareholders.

Registration Rights

Pursuant to the Amended and Restated Registration Rights Agreement, dated January 13, 2022, by and among the Company and the holders named therein (“A&R Registration Rights Agreement”), we have agreed with certain selling securityholders or their permitted transferees (collectively, the “Selling Securityholders”) to use our commercially reasonable efforts to keep the registration statement on Form F-1 effective until such time as the securities of such Selling Securityholders covered by the registration statement on Form F-1 no longer constitute “Registrable Securities” under and as defined in the A&R Registration Rights Agreement. In certain circumstances, the holders can demand our assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

On the January 13, 2022, the Company entered into separate option agreements (each, an “Option Agreement”) with each of (i) St Baker Energy Holdings Pty Ltd, (ii) Varley Holdings Pty Ltd, (iii) Ilwella Pty Ltd and (iv) Decarbonization Plus Acquisition Sponsor II LLC (each an “Option Holder”), pursuant to which the Company issued an aggregate of up to 7,500,000 Ordinary Shares to the Option Holders. On January 31, 2022, we and DCRN entered into an amended and restated Subscription Agreement (the “A&R Subscription Agreement” and, together with the Option Agreements, the “Business Combination Financing Agreements”) with Palantir Technologies Inc. (“Palantir”), pursuant to which the Company issued 2,500,000 Ordinary Shares to Palantir. The Business Combination Financing Agreements each provide that the Company will file a resale registration statement with the SEC (at the Company’s sole cost and expense), pursuant to which the Registrable Securities (as defined in the Business Combination Financing Agreements) held by or issuable to Palantir and the Option Holders will be registered for resale on a continuous basis, and the Company will use its commercially reasonable efforts to have the resale registration statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, Palantir and the Option Holders party thereto can demand the Company’s assistance with underwritten offerings. Palantir and the Option Holders are entitled to customary piggyback registration rights.

The Subscription Agreement (as defined below) relating to our Financing Warrants provides for certain registration rights for the Holders (as defined below). Namely, within forty-five (45) calendar days after the Financial Close (as defined in the LNSA (as defined below)), the Company will file a resale registration statement with the SEC (at the Company’s sole cost and expense), pursuant to which the Registrable Securities (as defined in the Subscription Agreement) held by or issuable to the Holders will be registered for resale on a continuous basis, and the Company will use its commercially reasonable efforts to have the resale registration statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders party thereto can demand the Company’s assistance with underwritten offerings. Such holders are entitled to customary piggyback registration rights.

Pursuant to the Registration Rights Agreement, dated September 2, 2022 (the “B. Riley Registration Rights Agreement”), by and among the Company and B. Riley Principal Capital II, LLC (the “Investor”), the Company is required to file a resale registration statement registering the resale by the Investor of Ordinary Shares issued to it by the Company under the Ordinary Shares Purchase Agreement, dated September 2, 2022, by and between the Company and the Investor. The Company shall use its commercially reasonable efforts to have such initial registration statement declared effective by the SEC as soon as reasonably practicable, subject to the requirements described in the B. Riley Registration Rights Agreement.

Our Warrants

The terms of our Warrants are described below.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Ordinary Share at a price of $6.90 per share, subject to adjustment as discussed below. Pursuant to the A&R Warrant Agreement, a holder of Warrants may exercise its warrants only for a whole number of Ordinary Shares. This means that only a whole Warrant may be exercised at any given time by a holder of Warrants. The Warrants will expire five years after the completion of the Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than 30 days after the consummation of the business combination between us, Decarbonization Plus Acquisition Corporation II and the other parties thereto, which occurred on January 13, 2022 (the “Business Combination), we were required use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. We were required use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the A&R Warrant Agreement. Notwithstanding the above, if the Ordinary Shares at the time of any exercise of a Warrant are not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash When the Price Per Share of Ordinary Shares Equals or Exceeds $10.80

Once the Warrants become exercisable, we may redeem the outstanding Warrants for cash (except as described below with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per Warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
●	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $10.80 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders (which we refer to as the “market value”).

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless basis” and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $10.80 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $6.90 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Cash When the Price Per Share of Ordinary Shares Equals or Exceeds $6.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants for cash (except as described below with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants prior to redemption and receive that number of Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” of Ordinary Shares, except as otherwise described below;
●	upon a minimum of 30 days’ prior written notice;
●	if, and only if, the last sale price of Ordinary Shares equals or exceeds $6.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders; and
●	if the last sale price of Ordinary Shares on the trading day prior to the date on which we send the notice of redemption to the Warrant holders is less than $10.80 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, Warrant holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Ordinary Shares that a Warrant holder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Ordinary Shares on the corresponding redemption date (assuming Warrant holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of Warrants)	<6.00	6.60	7.20	7.80	8.40	9.00	9.60	10.20	>10.80
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of Ordinary Shares shall mean the average reported last sale price of Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrant holders. We will provide Warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrant holders is $6.60 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Ordinary Shares for each whole Warrant. For example, where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of Ordinary Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to Warrant holders is $8.10 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Ordinary Shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Ordinary Shares per whole Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e. the trading price of Ordinary Shares is below the exercise price of the warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the ordinary shares exceeds $10.80 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Ordinary Shares are trading at or above $6.00 per share, which may be at a time when the trading price of Ordinary Shares is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants without the Warrants having to reach the $10.80 per share threshold. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Ordinary Shares for their Warrants, based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a Black-Scholes option pricing model with a fixed volatility input as of February 3, 2021. This redemption right provides us an additional mechanism by which to redeem all of the outstanding Warrants and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to Warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Ordinary Shares are trading at a price starting at $6.00, which is below the exercise price of $6.90, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of Ordinary Shares. If we choose to redeem the Warrants when the Ordinary Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $6.90. No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a Warrant holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.

Redemption Procedures

A Warrant holder may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to the following three paragraphs. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Ordinary Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of Ordinary Shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the Warrant holders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the A&R Warrant Agreement based on the Black-Scholes value (as defined in the A&R Warrant Agreement) of the Warrant.

The Warrants have been issued in registered form under the A&R Warrant Agreement between Computershare Inc. and Computershare Trust Company N.A., as warrant agent, and us. The A&R Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any Warrant holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. If an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then approval of holders of at least 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Placement Warrants, voting as separate classes, will be required.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Ordinary Shares issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until 30 days after the consummation of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with DCRN Sponsor), and they will not be redeemable (except as described above under “—Redemption of Warrants for Cash When the Price Per Share of Ordinary Shares Equals or Exceeds $6.00”) so long as they are held by the initial purchasers of the Private Placement Warrants or their or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants in exchange for a number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of (A) the number of Ordinary Shares underlying the warrants and (B) the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) such fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Financing Warrants

On September 2, 2022, Tritium Pty Ltd (as borrower) and the Company, among others, entered into a Senior Loan Note Subscription Agreement (the “LNSA”) with HealthSpring Life & Health Insurance Company, Inc, Cigna Health and Life Insurance Company, Barings Target Yield Infrastructure Debt Holdco 1 S.À R.L., Martello Re Limited and REL Batavia Partnership, L.P. (the “Facility A Lenders”), for a principal amount of $150.0 million (“Facility A”), subject to certain conditions.

In connection with the financing transactions contemplated by the LNSA, on September 2, 2022, the Company issued to the Facility A Lenders or their affiliates (the “Holders”) an aggregate of 2,030,840 warrants to subscribe for and purchase Ordinary Shares of the Company (the “Financing Warrants”) pursuant to the Subscription and Registration Rights Agreement, dated September 2, 2022 (the “Subscription Agreement”), by and among the Company and the parties listed under Holder on the signature pages thereto, and the Warrant Agreement, dated as of September 2, 2022 (the “Financing Warrant Agreement”), by and among the Company, Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company.

The Subscription Agreement provides for the grant of the Financing Warrants with the terms and conditions described in the Subscription Agreement and the Financing Warrant Agreement. The Subscription Agreement also contains certain registration rights granted by the Company to the Holders. The Holders were initially granted an aggregate of 2,030,840 Financing Warrants on September 2, 2022, which was determined by multiplying (i) by (ii), where: (i) is the quotient of (x) $14,500,000 divided by (y) the VWAP of the Ordinary Shares on the Nasdaq Stock Market for the thirty (30) trading days preceding, but excluding, the date that the Utilisation Request (as defined in the LNSA) was submitted under the LNSA (the “Initial Share Price”); and (ii) is the sum of 1 plus the quotient of (A) the Exercise Price (as defined in the Subscription Agreement) divided by (B) the Initial Share Price. Based on the submission of the Utilisation Request under the LNSA on September 2, 2022, the Initial Share Price was determined to be $7.14 per share. Each Financing Warrant will initially be exercisable for one Ordinary Share, subject to adjustment as described in the Financing Warrant Agreement, and will have an Exercise Price of $0.0001 per share. The Subscription Agreement also allows for a joinder to be executed for the issuance of up to 135,389 additional Financing Warrants to new parties to the Subscription Agreement in connection with the exercise of the Accordion Facility under the LNSA.

The Financing Warrant Agreement provides that the Financing Warrants shall vest and become exercisable by each Holder as follows: (a) one third of the Financing Warrants will vest and be immediately exercisable upon Financial Close; (b) one third of the Financing Warrants will vest and be exercisable on the date that is nine (9) months after the date of the Financial Close; and (c) one third of the Financing Warrants will vest and be exercisable on the date that is eighteen (18) months after the date of the Financial Close.

The Financing Warrants will be subject to accelerated vesting upon the occurrence of certain events, including: (a) the closing price per Ordinary Share on the Nasdaq Stock Market over any consecutive fifteen (15)-day period following the date of the Financial Close is equal to or greater than, two times the Initial Share Price; (b) there is a material breach by the Company of the Financing Warrant Agreement, the Subscription Agreement or the LNSA; (c) there is an Event of Default (as defined in the LNSA); or (d) a third party other than the Holders announces, or the Company announces, an intention to proceed with a transaction that would reasonably be likely to result in a Change of Control (as defined in the LNSA) or any other transaction having a substantially similar effect.

Under the Financing Warrant Agreement, all unvested Financing Warrants expire upon the earlier to occur of (a) the repayment of the loans under the LNSA and termination of the LNSA or (b) the termination of the LNSA in connection with the non-occurrence of Financial Close.

Vested Financing Warrants are exercisable by the Holder by paying the Exercise Price for each Ordinary Share as to which the Financing Warrant is exercised as well as any and all taxes due in connection with the exercise of the Financing Warrant and the issuance of such Ordinary Shares. The Financing Warrant Agreement also provides for the exercise of the Financing Warrants on a “cashless basis” whereby such number of Ordinary Shares that are issuable upon exercise of a Financing Warrant with a fair market value (being the closing price of Ordinary Shares on the Nasdaq Stock Market as of the exercise date) equal to the aggregate Exercise Price are withheld from issue. After one (1) year from the Financial Close, Holder are only permitted to exercise their Financing Warrants on a “cashless basis.”

The Financing Warrants contain certain value protection features including a Guaranteed Value (as defined in the Financing Warrant Agreement) provision and customary anti-dilution provisions. The Guaranteed Value provision provides that within three (3) business days of receiving an exercise notice from a Holder, the Company shall calculate the value of the Ordinary Shares subject to issuance upon exercise of the Financing Warrants (prior to any adjustment) using a formula incorporating the VWAP of the Ordinary Shares on the Nasdaq Stock Market for the five (5) trading days immediately preceding the exercise date in order to determine the current Share Valuation (as defined in the Financing Warrant Agreement). If the Share Valuation is less than the Guaranteed Value, the Company shall, on the issuance date of the subject Ordinary Shares, either: (a) pay the difference between the Share Valuation and the Guaranteed Value (the “Value Difference”) to such Holder or as it may direct, in cash; or (b) adjust the number of Ordinary Shares issuable on the issuance date to include additional Ordinary Shares to such Holder (“Additional Financing Warrant Shares”), where such number of Additional Financing Warrant Shares will be calculated as the Value Difference, divided by the 5-day VWAP (rounded up to the nearest whole Ordinary Share). The Guaranteed Value shall be calculated by multiplying the number of Ordinary Shares issuable pursuant to such exercise by the Initial Share Price and by the percentage in the following table that corresponds to the last date before the relevant exercise date:

To and Including	Percentage
24 Months from Financial Close	67%
30 Months from Financial Close	80%
Thereafter	100%

For the avoidance of doubt, if the Share Valuation equals or exceeds the Guaranteed Value, there will be no adjustment to the number of Ordinary Shares issued or cash paid pursuant to the Guaranteed Value feature.

The customary anti-dilution provisions contained in the Financing Warrant Agreement include provisions calling for adjustment of the number of Ordinary Shares issuable upon exercise of the Financing Warrants, except in the case of an Excluded Issuance (as defined in the Financing Warrant Agreement), upon, among other events, (a) the issuance or deemed issuance of Ordinary Shares by the Company without consideration or for consideration per share less than Initial Share Price, including through the issuance of options or convertible securities, a change in the terms or treatment of options or convertible securities, a change in the consideration received for the exercise of options or convertible securities, or the occurrence of certain dividends or distributions, among other things, (b) dividend, subdivision or combination of Ordinary Shares, or (c) reorganization, reclassification, consolidation, or merger.

Under the Financing Warrant Agreement, no Financing Warrant may be transferred or assigned by a Holder except with the written consent of the Company (which may not be unreasonably withheld or delayed). Notwithstanding, a Holder may assign any Financing Warrant and its rights and obligations under the Financing Warrant Agreement to one or more of its affiliates without the consent of the Company; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Financing Warrant.

The Company shall have the right to redeem all or any portion of the unvested issued Financing Warrants upon notice to the Holders at a redemption price per Financing Warrant equal to the Initial Share Price (the “Redemption Price”); provided, however, that any such redemption of Financing Warrants hereunder shall be for a minimum aggregate Redemption Price of one million U.S. dollars ($1,000,000) and shall be effected on a pro rata basis among all issued Financing Warrants. The Company may only exercise the redemption right three (3) times.

The securities that have been and, in the absence of an effective registration statement covering such issuance, may be issued by the Company to the Holders pursuant to the Subscription Agreement have been and will be issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On September 12, 2023, we entered into Amendment No. 2 (the “Financing Warrant Agreement Amendment”) to the Financing Warrant Agreement, pursuant to which (i) the Financing Warrants vested and became immediately exercisable on September 12, 2023; (ii) the exercise price of the Financing Warrants outstanding was fixed at the price at $0.68 per share; and (iii) each Registered Holder (as defined in the Financing Warrant Agreement) agreed to exercise all outstanding Financing Warrants held by such holder immediately upon effectiveness of the Financing Warrant Agreement Amendment or soon thereafter. The Registered Holders delivered the required notice (the “Notice”) to the Warrant Agent pursuant to the Financing Warrant Agreement Amendment. Pursuant to the Notice, the Company has issued 8,254,527 Ordinary Shares in consideration of the 1,173,372 issued and outstanding Financing Warrants.

Transfer Agent and Warrant Agent

The transfer agent for our Ordinary Shares in the United States is Computershare Trust Company, N.A. Each person investing in our Ordinary Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights as a shareholder of our company.

For as long as any of our Ordinary Shares are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Ordinary Shares reflected in the register administered by our transfer agent.

We have listed the Ordinary Shares in registered form and such Ordinary Shares, through the transfer agent, have not been certificated. We have appointed Computershare Trust Company, N.A. as our agent in New York to maintain the shareholders’ register of our company on behalf of our board of directors and to act as transfer agent and registrar for our Ordinary Shares. The Ordinary Shares are traded on Nasdaq in book-entry form.

The warrant agent for our Warrants and Financing Warrants is Computershare Inc. and Computershare Trust Company, N.A.

Our Preference Shares

The terms of our Preference Shares are described below. All capitalized terms used in this “Our Preference Shares” section but not defined herein shall have the meaning ascribed to them in the Schedule of Terms, which is included as Exhibit 2.3 to our Form 20-F for the fiscal year ended June 30, 2023.

Dividends

The holders of the Preference Shares will not be entitled to dividends. However, upon the occurrence and during the continuance of a Triggering Event, an Additional Amount will accrue at the rate of 15.0% per annum and shall be computed on the basis of a 360-day year and twelve 30-day months. Any applicable Additional Amount shall cease to accrue upon the redemption or conversion of the relevant Preference Shares into Ordinary Shares.

Voting Rights

Subject to the terms of the Corporations Act and our Constitution, holders of Preference Shares have no voting rights, except as expressly provided in the Schedule of Terms. To the extent that, under our Constitution or the Corporations Act, the vote of the holders of the Preference Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders, voting together in the aggregate and not in separate series unless required under our Constitution or the Corporations Act, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under our Constitution or the Corporations Act) shall constitute the approval of such action by both the class or the series, as applicable. To the extent that under our Constitution or the Corporations Act holders of the Preference Shares are entitled to vote on a matter with holders of Ordinary Shares, voting together as one class, each Preference Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of Ordinary Shares into which it is then convertible (subject to certain beneficial ownership limitations) using the record date for determining the shareholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Preference Shares shall be entitled to receive notices, reports, and accounts and to attend and be heard at all meetings of members on the same basis as the holders of Ordinary Shares in accordance with our Constitution.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, the holders of Preference Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders, before any amount shall be paid to the holders of any Ordinary Shares, but pari passu with any shares of pari passu rank to the Preference Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, an amount per Preference Share equal to the greater of (A) the Conversion Price and (B) the amount per share each such holder would receive if such holder converted such Preference Share into Ordinary Shares at the Alternate Conversion Price (as defined in the Schedule of Terms) immediately prior to the date of such payment.

Conversion

The Preference Shares are convertible into Conversion Shares. The Conversion Price is $0.815. The Conversion Price can be adjusted as set forth in the Schedule of Terms for stock dividends and stock splits or the occurrence of a fundamental transaction.

Subject to the Schedule of Terms, at any time during the relevant period resulting from the occurrence of a Triggering Event, a Senior LNSA Breach or any other Outstanding Indebtedness Event, such holder may, at such holder’s option, convert all, or any number of Preference Shares into Ordinary Shares at the Alternate Conversion Price (each an “Alternate Conversion”). For the purposes of the Schedule of Terms, “Alternate Conversion Price” means, with respect to any Alternate Conversion that price which shall be the greater of (x) the Floor Price and (y) the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, (ii) 85% of the VWAP of the Ordinary Shares as of the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice, (iii) 85% of the VWAP of the Ordinary Shares as of the trading day of the delivery or deemed delivery of the applicable Conversion Notice (iv) 85% of the price computed as the quotient of (I) the sum of the VWAP of the Ordinary Shares for each of the three (3) trading days with the lowest VWAP of the Ordinary Shares during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice, divided by (II) three (3), (v) 85% of the VWAP of the Ordinary Shares as of the trading day immediately preceding the date of the occurrence of such applicable Triggering Event and (vi) the Installment Conversion Price then in effect at the time of such Alternate Conversion Date, as applicable. All such determinations to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Ordinary Shares during the relevant period.

We will be required to redeem the Preference Shares in equal installments, commencing on September 21, 2023, with each subsequent installment due and payable every twenty (20) trading days thereafter until such Preference Shares are redeemed (each an “Installment Date”). The installment payments are payable, at our election, in cash, or subject to certain limitations, in Ordinary Shares valued at the greater of (A) the Floor Price and (B) the lower of (i) the Conversion Price then in effect, (ii) 94% of the arithmetic average of the three (3) lowest daily VWAPs of the ten (10) trading days prior to the payment date and (iii) 94% of the VWAP of the trading day prior to payment date. For purposes of the Schedule of Terms, “Floor Price” means $0.15, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, provided (a) that if on an Adjustment Date the Floor Price then in effect is higher than the Adjusted Floor Price with respect to such Adjustment Date, on such Adjustment Date the Floor Price shall be automatically lowered to such applicable Adjusted Floor Price and (b) that we may reduce the Floor Price to any amount set forth in a written notice to the holder with at least five (5) trading day prior written notice (or such other time as we and the holder shall mutually agree); provided, further, that any such reduction shall be irrevocable and shall not be subject to increase thereafter.

On each applicable Installment Date, provided no Equity Conditions Failure has occurred and is continuing, we shall satisfy the applicable Installment Amount due in respect of the relevant Preference Shares on such date by converting such Installment Amount in accordance with Section 9 of the Schedule of Terms (an “Installment Conversion”); provided, however, that we may, at our option following notice to each holder as set forth below and subject to applicable laws including the Corporations Act and only to the extent it is permitted to do so (including under any Lender Restrictions), pay the Installment Amount by redeeming such Installment Amount in legally available funds (an “Installment Redemption”) or by any combination of an Installment Conversion and an Installment Redemption so long as all of the outstanding applicable Installment Amount due on any Installment Date shall be converted and/or redeemed by us on the applicable Installment Date, subject to the provisions of the Schedule of Terms.

If certain Equity Conditions Failures have occurred, as set forth in the Schedule of Terms, during an Interim Installment Period or an Installment Conversion is not otherwise permitted under the Schedule of Terms, then, at the option of the holder designated in writing to us, such holder may require (subject to applicable laws including the Corporations Act and only to the extent we are permitted to do so) us to do any one or more of the following: (i) redeem all or any part designated by such holder of the unconverted Installment Conversion Amount and pay by way of redemption to such holder within three (3) days of such Installment Date, by wire transfer of immediately available funds, an amount in legally available funds equal to 106% of such unconverted Installment Conversion Amount, and/or (ii) the Installment Conversion shall be null and void with respect to all or any part designated by such holder of the unconverted Installment Conversion Amount and such holder shall be entitled to all the rights of a holder of the Preference Shares with respect to such designated part of the Installment Conversion Amount, in accordance with the Schedule of Terms. Notwithstanding anything to the contrary, if an Equity Conditions Failure has occurred due to a Volume Failure or Price Failure, we may satisfy the applicable Installment Amount by converting such Installment Amount using the Alternate Conversion Price instead of the Installment Conversion Price, subject to applicable laws including the Corporations Act and only to the extent it is permitted to do so (including under any Lender Restrictions).

Optional Conversion

The Preference Shares can be converted at the option of the holder at any time and from time to time after the original issuance date. Holders shall effect conversions by providing us with the form of conversion notice (the “Notice of Conversion”) specifying the number of Preference Shares to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by email such Notice of Conversion to us.

Prepayment

At any time on or after the Initial Issuance Date, we may, at our option (subject to applicable laws including the Corporations Act and only to the extent we are permitted to do so (including under any Lender Restrictions)), redeem all outstanding Preference Shares by delivering written notice thereof (a “Prepayment Notice”) to each holder at least twenty (20) trading days prior to such redemption. Each Preference Share subject to redemption pursuant to this prepayment right shall be: (i) paid by us in cash at a price equal to the greater of (i) the product of (x) 125% by (y) the Stated Value of the Preference Shares and (ii) the product of (c) the Conversion Rate (calculated assuming an Alternate Conversion Price as of the date of the Prepayment Notice) with respect to the outstanding Conversion Amount at such time as we deliver the Prepayment Notice multiplied by (y) the product of (1) 125% multiplied by (2) the greatest closing sale price of the Ordinary Shares on any trading day during the period commencing on the date immediately preceding the date of the Prepayment Notice and ending on the date we make the entire payment required to be made pursuant to the Schedule of Terms; provided, however, the holder, at its sole option, may convert the Prepayment Amount into Ordinary Shares pursuant to the Schedule of Terms.

Beneficial Ownership Limitation

The Preferences Shares cannot be converted to Ordinary Shares if the holder and its affiliates would beneficially own more than 9.99% of the outstanding Ordinary Shares immediate after giving effect to such conversion. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice. Under the Corporations Act, we shall not be required to convert any Preference Shares to the extent that, after giving effect to the conversion, the aggregate number of securities in which the holder would have a “relevant interest” (as that term is defined in the Corporations Act) would exceed the maximum number of securities in which the holder may have a “relevant interest” (as that term is defined in the Corporations Act), without (i) violating Section 606 of the Corporations Act, or (ii) the Company obtaining shareholder approval under Item 7 of Section 611 of the Corporations Act, except as described in the Schedule of Terms.

Other Provisions

The Securities Purchase Agreement provides for a right for the holders to participate in an aggregate of up to 25% of certain future financings or securities issuances of the Company for a specified time following the issuance of Preference Shares and subject to certain conditions. Additionally, a holder may transfer some or all of its Preference Shares but any such transfer shall subject to our written consent, which consent shall not be unreasonably withheld, and shall be in compliance with all applicable securities laws.